Exhibit 107

Calculation of Filing Fee Table

Form Resale S-1

(Form Type)

Starry Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share(2)	Other	135,998,658	$7.11 (3)	$966,950,458(3)	0.0000927	$89,636.31
Equity	Warrants to purchase 1.2415 shares of Class A common stock	Other	6,853,333	$1.15 (4)	$7,881,333(4)	0.0000927	$730.60
Equity	Class A common stock, par value $0.0001 per share(5)	Other	25,641,113	$11.50 (6)	$294,872,800(6)	0.0000927	$27,334.71
Total Offering Amounts					$1,269,704,591		$117,701.62
Total Fee Offsets							—
Net Fee Due							$117,701.62

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Represents the sum of (a) 114,637,197 shares of Class A Common Stock, par value $0.0001 per share, of Starry Group Holdings, Inc. (“Class A Common Stock”) issued in connection with the Business Combination described in the prospectus forming part of this registration statement, (b) 14,533,334 shares of Class A Common Stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the Business Combination, (c) 4,133,333 shares of Class A Common Stock issued to certain investors affiliated with FirstMark Horizon Sponsor, LLC, (d) 2,271,414 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common Stock and (e) 423,380 shares of Class A Common Stock reserved for issuance upon the settlement of restricted stock units.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the Class A Common Stock on The New York Stock Exchange (the “NYSE”) on April 14, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the redeemable warrants to purchase shares of Class A Common Stock (the “warrants”) on the NYSE on April 14, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(5)

Reflects the shares of Class A Common Stock that may be issued upon exercise of outstanding warrants, with each such warrant exercisable for 1.2415 shares of Class A Common Stock, subject to adjustment, for an exercise price of $11.50 per 1.2415 shares of Class A Common Stock.

(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.